SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14A-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14A-11(c) or ss.240.14A-12

                              JLM INDUSTRIES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              JLM INDUSTRIES, INC.
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

      [X] No fee required
      [ ] Fee computed on table below per Exchange Act Rule 14A-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

5) Total fee paid:

-------------------------------------------------------------------------------

  [ ] Fee paid previously with preliminary materials.
  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing

      1) Amount previously paid:
                                -----------------------------------------------

      2) Form, Schedule or Registration Statement no:
                                                     --------------------------

      3) Filing Party:
                      ---------------------------------------------------------

      4) Date Filed:
                    -----------------------------------------------------------

                           JLM INDUSTRIES, INC.
                        8675 Hidden River Parkway
                            Tampa, FL  33637



May 22, 2000



Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting (the "Meeting") of stockholders of JLM Industries, Inc. (the "Company"). The Meeting will be held June 30, 2000, at 11:00 a.m., Eastern Standard Time, at The Radisson Hotel, located at 10221 Princess Palm Avenue, Tampa, Florida, 33610.

     The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes the election of Directors, and a proposal to ratify the appointment of the Company's independent certified public accountants.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WE ASK THAT YOU PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, EVEN IF YOU PLAN TO ATTEND THE MEETING. RETURNING YOUR PROXY TO US WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING IF YOU ARE PRESENT AND CHOOSE TO DO SO.

     If your shares are held in street name by a brokerage firm, your broker will supply you with a Proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal Proxy from your broker authorizing you to vote the shares and you present this power of attorney or Proxy at the Meeting.

     On behalf of the Board of Directors and management of the Company, I want to thank you for your support and confidence in us and I look forward to greeting you personally at the Meeting.

                             Sincerely,

                             /s/ John L. Macdonald

                             John L. Macdonald
                             Chairman of the Board and Chief Executive Officer

                           JLM INDUSTRIES, INC.
                        8675 Hidden River Parkway
                             Tampa, FL  33637

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON FRIDAY, JUNE 30, 2000

     Notice is hereby given that the Annual Meeting of Stockholders of JLM Industries, Inc. (the "Company"), a Delaware corporation, will be held at The Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida 33610, on June 30, 2000, at 11:00 a.m., Eastern Standard Time (the "Meeting") for the following purposes:

1. To elect Directors to serve until the next Annual Meeting of Stockholders in 2001;

2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2000;

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. Stockholders of record at the close of business on May 19, 2000 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THE PRESENCE OF A QUORUM. You may revoke your Proxy and vote in person at the Meeting, if you desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a Proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting if your shares are held in street name by a brokerage firm unless you obtain a power of attorney or legal Proxy from your broker authorizing you to vote the shares and you present this power of attorney or Proxy at the Meeting.

     Please note that attendance at the Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Meeting your bank or broker statement evidencing your beneficial ownership of Company stock as of the record date, May 19, 2000.

                              By Order of the Board of Directors,

                              /s/ Michael J. Molina

                              Michael J. Molina
                              Vice President and Secretary

May 22, 2000

                           JLM INDUSTRIES, INC.
                        8675 Hidden River Parkway
                            Tampa, FL  33637


                             PROXY STATEMENT
                   2000 ANNUAL MEETING OF STOCKHOLDERS


     This Proxy Statement is furnished by the Board of Directors and management of JLM Industries, Inc., (the "Company) in connection with the solicitation of proxies to be voted at the Company's 2000 Annual Meeting of Stockholders, which will be held at 11:00 a.m. Eastern Standard Time on Friday, June 30, 2000, at The Radisson Hotel, 10221 Princess Palm Avenue, Tampa, Florida 33610 (the "Meeting).

     Any Proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the Proxy, at any time before it is exercised, by delivering a signed revocation to the Company, by submitting a later-dated Proxy or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending Proxy materials to the actual beneficial owner and obtaining their proxies.

     The approximate date on which this Proxy Statement and enclosed form of Proxy has been first mailed to shareholders is May 30, 2000.

     The Company has common stock with a par value $.01 per share (the "Common Stock") that is the only outstanding voting security of the Company. Employees of the Company will tabulate all votes and will serve as inspectors of elections.

     The close of business on Friday, May 19, 2000 has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. As of May 19, 2000, the Company had 6,554,205 shares of common stock issued and outstanding, each of which is entitled to one vote.

1.   ELECTION OF DIRECTORS - ITEM ONE ON YOUR PROXY CARD

     There are currently seven seats on the Board of Directors of the Company. Directors are elected to their positions until the next Annual Meeting of Stockholders, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The Board of Directors recommends that six of the current Directors be re-elected at the Meeting to hold office until the Company's next Annual Meeting of Stockholders in 2001, and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death.

     The Board of Directors has nominated the following five individuals to stand for re-election at the 2000 Annual Meeting of Stockholders:

                              John L. Macdonald
                              Walter M. Tarpley
                              Frank A. Musto
                              Sean D. Macdonald
                              Jerry L. Weinstein
                              Charles N. Neivert

     The Board of Directors has nominated the following two individuals to be elected as directors at the 2000 Annual Meeting of Stockholders:

                              Vince Naimoli

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RE-ELECTION OF MESSRS. J. MACDONALD, TARPLEY, MUSTO, S. MACDONALD, WEINSTEIN, AND NEIVERT AS DIRECTORS, AND "FOR" THE ELECTION OF MR. NAIMOLI TO SERVE TERMS AS DESCRIBED ABOVE.

     The nominees that receive a majority of the votes cast by the shares entitled to vote at the Meeting shall be elected. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. Stockholders may not vote cumulatively in the election of Directors.

     The proposed nominees for election as Directors are willing to be elected as such. In the unanticipated event any of the nominees should be unable to serve, Proxies may be voted for such other person or persons for the office of Director as the Board of Directors may select.

     The following table sets forth the name, age, principal occupation, and respective service dates of each person who has been nominated to be re-elected director of the Company:

Name                  Age    Principal Occupation

John L. Macdonald      57    Mr. Macdonald founded the Company in April 1986,
                             and has served as the President, Chief Executive
                             Officer throughout its history. Mr. Macdonald also co-founded Gill and Duffus Chemical, Inc., in 1978 and served as its President and Chief
                             Executive Officer until the conclusion of a leveraged buyout in 1983, in which Gill and Duffus
                             Chemical, Inc., merged with the Steuber Company,
                             Inc.  Mr. Macdonald received a B.A. from Colorado
                             College and has more than 29 years experience in the chemical industry. Mr. Macdonald has been a director of the Company since 1986.

Walter M. Tarpley      55    Mr. Tarpley joined the Company in January 1999, as
                             President of the Company's North American Division and Vice President of JLM Industries, Inc. Prior to joining JLM, Mr. Tarpley served as Vice
                             President and General Manager of Ashland Chemical
                             Company's Industrial Chemicals & Solvents
                             Division, the United States' largest distributor of performance chemicals and additives. Mr.
                             Tarpley served 26 years with Unocal Chemicals in various General Management positions and joined
                             Ashland in 1993 in a merger of these firms. Upon joining Ashland, Mr. Tarpley was named Business
                             Director for the IC&S Divisions Coatings,
                             Adhesives and Inks business. In this capacity, Mr. Tarpley also managed the Divisions'
                             International Group and Technical Services
                             Laboratories.  Mr. Tarpley received a B.S. in
                             Marine Biology from the University of Miami.  Mr.
                             Tarpley has been a director of the Company since
                             1999.

Frank A. Musto         43    Mr. Musto  has been with the Company since its
                             formation in 1986.  Mr. Musto was elected Vice
                             President and Chief Financial Officer in 1994.
                             Mr. Musto is principally responsible for the Company's banking relationships, current cash management systems, and investment of excess funds. Prior to joining the Company, from 1979 to 1981, and from 1983 to 1985, Mr. Musto was the Marine Accountant, Controller and Treasurer for the Steuber Company, Inc. From 1981 to 1982, Mr.
                             Musto was the controller for Amerpol
                             International, New York City, a custom house broker, freight forwarder, and agent for the government-controlled fishing fleet in Poland.
                             Mr. Musto graduated from Bernard M. Baruch College with a B.B.A. in Accounting.


Sean D. Macdonald      29    Mr. Macdonald joined the Company in May 1994.
                             Mr. Macdonald worked as a sales representative in the Company's Southwest region until January
                             1997. In January 1997, Mr. Macdonald was relocated to the Company's Dutch subsidiary, JLM
                             Industries (Europe) B.V. in the olefins trading group. In November 1997, Mr. Macdonald was appointed Managing Director of JLM Industries
                             (Europe) B.V. in order to facilitate the integration of the Tolson acquisition. Mr.
                             Macdonald was managed to the Company's Singapore operation, JLM Chemicals (Asia) Pte. Ltd. In
                             November 1998. In April 1999, Mr. Macdonald was appointed Vice President International and transferred to the Company's headquarters in Tampa. Mr. Macdonald received a B.A. in political science and a minor in international marketing from the University of Tampa. Mr.
                             Macdonald has been a director of the Company since 1999.

Jerry L. Weinstein     64    Mr. Weinstein served as Vice President of Owens
                             Corning - Specialty & Foam Products Division since
                             1994.  From 1980 until 1994, Mr. Weinstein was
                             President and Chief Executive Officer of UC
                             Industries, Inc., an independent manufacturer of plastic products for the building materials industry. Mr. Weinstein has been a director of the Company since 1997.

Charles N. Neivert     42    Mr. Neivert co-founded and is currently the
                             Executive Vice President of New Vernon Associates, which is an investment advisory boutique focusing on select global chemical, life science and pharmaceutical companies. From 1987 to 1992, Mr.
                             Neivert was the Vice President and Senior Sector
                             Analyst of Anantha Raman & Company, Inc., a leading equity research boutique. From 1980 until 1986, Mr. Neivert worked with Data Resources, Inc.
                             as a Manager and Economist wherein he developed, designed and marketed new computer-based forecasting and cost models for the chemical industry. Mr. Neivert is a candidate for his M.B.A. at Rutgers University and received his B.A.
                             from the University of Pennsylvania Economics and Chemistry. Mr. Neivert has been a director of the Company since 1999.


     The following table sets forth the name, age, and principal occupation, of each person who has been nominated to be a director of the Company:

Name                  Age    Principal Occupation

Vince Naimoli          63    Mr. Naimoli has been Managing General Partner and
                             Chief Executive Officer of the Tampa Bay Devil
                             Rays since 1995. Mr. Naimoli was instrumental in bringing baseball to the Tampa Bay area. From
                             1975 to 1995, Mr. Naimoli held executive positions with various companies such as Harvard Industries, Inc., Ladish Co., Inc., Tampa Bay Baseball group,
                             Doehler-Jarvis, Inc., Harding Services Corp.,
                             Lancaster Capital Corp., Electrolux and Regina
                             Corps., and Anchor Industries International.

     Sean D. Macdonald is the son of the Company's President and Chief Executive Officer, John L. Macdonald. None of the other executive officers or directors are related to one another.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     The Board of Directors held three formal meetings during 1999. Each of the incumbent Directors attended at least 75% of the aggregate of all meetings of the Board and all committees of which he was a member. All other actions during such year were accomplished through unanimous written consents without a meeting of the Directors.

     The Board of Directors has a standing Audit Committee and Compensation Committee; it does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Articles of Incorporation of the Company. See "Stockholder Proposal" for further information.

     The Audit Committee held one meeting during 1999. The Audit Committee consisted of Messrs. Neivert, Kennedy, and Weinstein. The Audit Committee recommends the appointment of the independent public accountants of the Company, discusses and reviews the scope and fees of the prospective annual audit, and reviews the results thereof with the independent public accountants, reviews and approves non-audit services of the independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves (with the concurrence of the majority of the disinterested Directors of the Company) transactions, if any, with affiliated parties.

     The Compensation Committee held one meeting in 1999. The Compensation Committee consisted of Directors, Messrs. Neivert, Weinstein and Kennedy. The Compensation Committee's principal function is to make recommendations to the Board of Directors with respect to the compensation and benefits to be paid to officers and perform other duties prescribed by the Board with respect to employee stock plans and benefit programs.

COMPENSATION OF DIRECTORS

     Base Compensation. In fiscal 1998, non-employee directors received an annual retainer fee of $10,000 plus $2,500 for each committee meeting physically attended or held by telephone and whether or not coinciding with a Board meeting. In addition, all directors were entitled to receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors or committees thereof; no additional per meeting fees were paid.

     Options. Pursuant to the Non-Employee Directors' Stock Option Plan, as amended in January 1999, each non-employee director receives an automatic grant of options to purchase 5,000 shares of Common Stock upon their initial appointment to the Board of Directors and 2,500 shares of Common Stock upon their reelection to the Board of Directors. In general, each option granted under the plan vests in full on the date of the next annual meeting following the date of grant, has a five year term and permits the holder to purchase shares at their fair market value on the date of grant. The Board of Directors may also make discretionary grants of options under the plan.

     Indemnification. The Company indemnifies its directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. Each of the Company's directors and executive officers have entered into indemnification agreements with the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 19, 2000, for (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each Director and Nominee for Director of the Company, (iii) each of the Named Executive Officers and (iv) all Executive Officers and Directors as a group.

                                                        Number      Percent
                                                     Beneficially     Of
Name of Beneficial Owner                               Owned (1)     Class
------------------------                             ------------   -------
John L. Macdonald                                    4,285,814 (2)    65.4
Maxwell Stolzberg, as Trustee of an
 Irrevocable Trust                                   2,521,308 (2)    38.5
Derry Macdonald                                      1,435,500 (2)    21.9
Frank A. Musto                                          32,146 (3)     *
Walter M. Tarpley                                       29,500 (3)     *
Sean D. Macdonald                                       14,199 (3)     *
Jerry L. Weinstein                                       7,500 (4)     *
Thomas F. Kennedy                                        5,000 (4)     *
Charles N. Neivert                                       -             *
Vince Naimoli                                            -             *
Brinson Partners                                       476,853 (6)     7.3
Dimensional Fund Advisors                              420,000 (7)     6.4
All Directors, Nominees, for Directors and
 Executive Officers As a Group (10 persons)(5)       4,417,015        67.4

*Less than one percent ownership

(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.

(2) Of the shares shown for Mr. Macdonald and Mr. Stolzberg, as Trustee, 2,518,308 shares are held of record by an Irrevocable Trust of which Mr. Stolzberg is Trustee and Mr. Macdonald is the grantor and sole beneficiary. Under terms of the Irrevocable Trust, Mr. Stolzberg, as Trustee, has the full and exclusive right and power to vote and dispose of all shares of Common Stock held by the Irrevocable Trust. However, as a result of Mr. Macdonald's right to terminate the Irrevocable Trust by providing written notice at certain specified times and acquire beneficial ownership of the shares of Common Stock held by the Irrevocable Trust, Mr. Macdonald and the Trustee may be deemed to share voting and investment control with respect to the shares of Common Stock held by the Irrevocable Trust. Also, of the shares shown for Mr. Macdonald, 1,435,500 are held of record by Derry L. Macdonald, but Mr. Macdonald is deemed to beneficially own these shares because pursuant to a Stockholders Voting Agreement, Irrevocable Proxy and Right of First Refusal Mr. Macdonald has a right to vote the shares. The number of shares shown for Mr. Macdonald also includes 167,040 shares of Common Stock held by two irrevocable trusts created for the benefit of Mr. Macdonald's children for which Mr. Macdonald disclaims beneficial ownership, and 86,666 shares deemed to be beneficially owned by Mr. Macdonald by virtue of certain stock options that are currently exercisable. The number of shares shown for Mr. Stolzberg includes 3,000 shares held by Mr. Stolzberg's wife.

(3) For Mr. Tarpley, the number of shares include 10,000 shares of vested options, 14,400 shares of vested restricted stock, and 5,100 shares personally owned. For Mr. Musto, the number of shares include 21,666 shares of vested options, 8,100 shares of vested restricted stock, and
    2,380 shares personally owned.   For Mr. Macdonald, the number of shares
    include 4,999 shares of vested options and 9,200 share personally owned.

(4) For each of Messrs. Weinstein and Kennedy, the number of shares shown represent vested options that are currently exercisable

(5) The number of shares shown includes, in addition to the options held by the officers and Directors named in the table, an additional 42,856 shares deemed to be beneficially owned by two other executive officers not shown in the table that are currently exercisable.

(6) This information is derived from Schedule 13G/A dated February 4, 2000 filed jointly by Brinson Partners, Inc. ("BPI") and UBS AG ("UBS"). BPI and UBS may be deemed the beneficial owners with respect to all of the shares shown, with shared voting and dispositive power as to all such shares. The address of BPI is 209 South LaSalle Street, Chicago, Illinois 60604-1295 and the address of UBS is Bahnhofstrasse 45, 8021, Zurich, Switzerland.

(7) This information is derived from Schedule 13G/A dated February 11, 2000 filed by Dimensional Fund Advisors. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th floor, Santa Monica, CA 90401.

Executive Compensation

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the years ended December 31, 1997, 1998 and 1999 for each of the named executive officers (as defined under applicable Securities and Exchange Commission Rules) of the Company (the "Named Executive Officers").

                       SUMMARY COMPENSATION TABLE

                                                          Long-Term Compensation
                                 Annual Compensation             Awards
                              -----------------------    ------------------------
     Name                                                 Restricted                  All Other
     And                         Salary       Bonus         Stock         Options   Compensation
   Position              Year     ($)          ($)       Awards ($)(2)      (#)         ($)(1)
---------------------   -----  --------     --------     ------------    --------   ------------
John L. Macdonald       1999   $400,000     $   -          $    -          10,000      $22,551
President & CEO         1998    410,769      180,000            -            -          23,271
                        1997    401,541      200,000            -         125,000       17,056

Walter M. Tarpley       1999    175,000         -            200,000       40,000       84,171
Vice President          1998       -            -               -            -            -
                        1997       -            -               -            -            -

Wilfred  J. Kimball(3)  1999    135,483         -               -           5,000       16,346
Vice President          1998    136,437       20,000            -            -          12,694
                        1997    136,437       22,000          20,000       30,000       15,266

Frank A. Musto          1999    135,769         -               -           5,000       32,470
Vice President & CFO    1998    128,365       25,000            -            -          12,400
                        1997    121,274       27,000         150,000       30,000       15,841

John T. White(3)        1999    132,200         -               -           2,000       10,420
Vice President &        1998    123,759       11,000            -           5,000       16,861
General Counsel         1997    114,462       27,500            -          15,000       11,888

(1) Amount in 1999 for Mr. Macdonald consists of $7,913 for a car allowance and $14,638 representing the dollar value, on a term loan, of the benefit to Mr. Macdonald of the $128,338 premium paid by the Company during 1999, for a split-dollar life insurance plan covering Mr. Macdonald and his wife. Under the terms of the split-dollar life insurance agreement, the Company has the right to recover all of the premiums paid by the Company under the agreement. Amount in 1999 for Mr. Tarpley consists of $50,000 in stock, relocation expense reimbursement of $29,564 and $3,859 for a car allowance. Amount in 1999 for Mr. Kimball consists of $2,500 in stock, $3,300 for a car allowance and $9,715 contributed by the Company to the Company's Deferred Plan. Amount in 1999 for Mr. Musto consists of $18,750 in stock, $3,600 for a car allowance and $10,000 contributed by the Company to the Company's Defined Contribution Plan. Amount in 1999 for Mr. White consists of a car allowance of $1,650 and $7,920 that was contributed by the Company to the Company's Defined Contribution Plan.

(2) The aggregate restricted stock holdings and value of such holdings at December 31, 1999 for Mr. Tarpley were 30,000 shares and $101,250, respectively, for Mr. Kimball were 1,000 shares and $3,375, respectively, and for Mr. Musto were 7,500 shares and $25,313, respectively. For Mr. Tarpley, 25% of the shares vested immediately upon grant and 25% vest each year thereafter. For Messrs. Musto and Kimball, the shares of restricted stock are subject to a substantial risk of forfeiture which lapses as to one-quarter of the shares each January 1st, commencing on January 1, 1998. Dividends on all restricted shares issued to the named executive officers are paid at the same rate as paid to all stockholders. The Company currently intends to retain all future earnings for the development of its business and does not anticipate paying cash dividends for the foreseeable future.

(3) Mr. Kimball and Mr. White terminated employment with the Company as of December 31, 1999.

STOCK OPTION GRANTS

     The following table summarizes certain information concerning stock options granted during fiscal year 1999 to the Named Executive Officers:

                              Individual Grants
-----------------------------------------------------------------------
                                 % of Total                                 Potential Realizable
                                  Options                                     Value at Assumed
                                 Granted to     Exercise                      Annual Rates of
                                 Employees      or Base                   Stock Price Appreciation
                     Options     in Fiscal       Price       Expiration        for Option Term
Name                Granted(#)     Year         ($/Share)       Date          5% ($)     10% ($)
----                ----------   ---------      ---------    ----------      --------   --------
John L. Macdonald     5,000         5.0%          5.00        01/01/09         15,700     39,850
Walter M. Tarpley    40,000        40.0%          5.00        01/01/09        125,600    318,800
Wilfred J. Kimball    5,000         5.0%          5.00        01/01/09         15,700     39,850
Frank A. Musto        5,000         5.0%          5.00        01/01/09         15,700     39,850
John T. White         2,000         2.0%          5.00        01/01/09          6,280     15,940

     The following table provides information regarding the exercise of stock options during fiscal year 1999 and stock options held as of the end of fiscal year 1999 by the Named Executive Officers:

                                                                            Value of Unexercised
                                                Number of Unexercised       In-the-Money Options
                                             Options At Fiscal Year End     At Fiscal Year End (1)
                                             -----------------------------------------------------
                      Shares
                    Acquired on    Value
Name                 Exercise    Realized($)  Exercisable  Unexercisable  Exercisable  Unexercisable
----                -----------  -----------  -----------  -------------  -----------  -------------
John L. Macdonald        0           0          86,666        48,334          $0            $0
Walter M. Tarpley        0           0          10,000        30,000           0             0
Wilfred J. Kimball       0           0          21,666        13,334           0             0
Frank A. Musto           0           0          21,666        13,334           0             0
John T. White            0           0          13,999         8,001           0             0

(1) This represents the amount by which the fair market value of the Company's Common Stock of $3.375 per share as of December 31, 1999, exceeded the exercise price of the options held by the Named Executive Officers.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. The Company did not become subject to such requirements until the Offering. To the Company's knowledge, based upon a review of the forms, reports and certificates filed with the Company by the Company's directors, officers, and stockholders, all Section 16(a) filing requirements have been complied with by such persons during 1999, except that for each of the following directors and officers, one form was not timely filed relating to the indicated number of transactions: Mr. Musto, Ms. Sato, Mr. Molina, Mr. Kimball, and Mr. Lelek, one transaction; Mr. Weinstein, two transactions. In addition, for Sean Macdonald, four forms were filed late reporting an aggregate of five transactions.

REPORT OF THE COMPENSATION COMMITTEE

     The following report was prepared as of the date of this Proxy statement by Directors Neivert, Weinstein and Kennedy, as the members of the Company's Compensation Committee that was formed after the Company's July 24, 1997, Offering.

     The duties of the Compensation Committee (the "Committee") include the review of compensation levels of the Company's executive officers, the evaluation of the performance of the executive officers and the administration of any stock-based compensation plans except the Non-Employee Directors' Stock Plan.

General Policies

     The Company's executive compensation system, which is set by the Compensation Committee, is intended to attract, retain and motivate high quality executives with market and performance based compensation packages that reward the achievement of specific financial goals and the enhancement of stockholder value. The Committee believes that linking executive compensation to corporate performance through a more significant emphasis on performance bonuses results in a better alignment of compensation with corporate goals and stockholder interests.

     In evaluating the performance of executive officers, the Compensation Committee's approach is to consult with the Chief Executive Officer, except when evaluating his performance, in which case the Compensation Committee's approach is to meet and deliberate independently without the Chief Executive Officer being present. The Compensation Committee will review with the Board of Directors in detail all aspects of compensation for the executive officers. The Compensation Committee has access to independent compensation data and may, from time to time in the future, consult with an outside compensation consultant.

     The key elements of the Company's executive officers' compensation in fiscal 1998 consisted principally of (1) base salary, (2) potential bonuses based on overall Company performance for the Company's Chief Executive Officer, Chief Financial Officer and all of the executive officers, and based in part on overall Company performance and in part on specific performance criteria keyed to areas of responsibility for each of the non-executive officers and (3) the award of stock options and restricted stock under the 1997 Long-Term Incentive Plan that is designed to give certain of the officers and other employees the opportunity to be awarded long-term, stock-based incentives.

     The Compensation Committee's policies with respect to each of these
elements are discussed below.   In addition, although the elements of
compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual.

Base Salary

     Each officer's base salary is reviewed annually. The specific base salaries are based upon the Chief Executive Officer's subjective determination of appropriate salary levels, taking into consideration the scope of responsibility, experience, Company and individual performance, as well as pay practices of other companies relating to executives with similar responsibility.
The Chief Executive Officer then makes recommendations to the Compensation Committee, which is responsible for approving or disapproving those recommendations.

     In determining the base salary of the Chief Executive Officer, consideration was given to a comparison of base salaries of persons with comparable positions and responsibilities in peer companies and an assessment of the individual performance of the Chief Executive Officer.

Annual Bonus Program

     The Compensation Committee believes that an executive's performance is most appropriately measured based on progress toward achieving operating goals that are formulated to promote advancement of key aspects of the Company's business. The annual bonus plan for the Chief Executive Officer and President is usually measured based on 1) the Company's ability to achieve growth in operating income from year to year, 2) an increase in annual volumes distributed, 3) increase in sales dollars, 4) increase in net margins and 5) performance compared to the Company's peer group. All of these goals were either met or exceeded except for item 1) above. The Company's incentive compensation for executive officers other than the CEO and President is somewhat discretionary under the Company's annual bonus program, but through objective overall performance criteria established under the program, bonuses are expected to be paid based on current year's performance. There were no bonuses paid to executive officers in fiscal year 1999.

Long-Term Compensation

     The Compensation Committee awards stock options under the 1997 Long-Term Incentive Plan to executive officers, other members of management and key individual contributors. Generally, the Chief Executive Officer will recommend the number of options to be granted and will present this number along with appropriate supporting data to the Compensation Committee for its review and approval. Options are granted at fair market value on the date of grant and therefore any value that ultimately accrues to employees under such options is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's stock. These options generally vest 33% a year beginning after the first year and have a 10-year duration.

     Stock option grants are designed to retain key employees, by ensuring that each has a continuing stake in the long-term success of the Company, and to provide an incentive for employees to improve the return to stockholders. In fiscal 1999, the Compensation Committee awarded 57,000 stock options to various executive officers as listed in the Stock Option Grants table, and 43,000 to all other employees. The grants were based on the employees respective responsibilities, their relative positions in the Company and their respective contributions to the Company's financial performance.

Other

     The Committee believes that linking executive compensation to corporate performance through a more significant emphasis on performance bonuses results in a better alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1999 adequately reflect the Company's compensation goals and policies.

     No member of the Compensation Committee is a former or current officer of the Company.

COMPENSATION COMMITTEE:  Charles N. Neivert
                         Jerry L. Weinstein
                         Thomas F. Kennedy

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS - ITEM TWO ON YOUR PROXY CARD

     The Company has engaged the firm of Deloitte & Touche LLP, independent public accountants, to report upon the consolidated financial statements included in the Annual Report submitted herewith. A representative from said firm will be in attendance at the Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to any questions from those in attendance. The Company has appointed Deloitte & Touche LLP to report upon its 2000 consolidated financial statements, subject to ratification of such appointment by the stockholders at the Meeting. Stockholder ratification of the Company's independent certified public accountants is not required by the Company's Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote "FOR" such ratification. If the Stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

     The affirmative vote of the holders of a majority of the shares represented, in person or by Proxy, and entitled to vote at the Meeting will be required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded.

3.  OTHER BUSINESS

     Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

Performance Graph

     The following graph compares the cumulative total return on the Company's Common Stock since the Company's shares began trading on July 24, 1997 to the cumulative total returns of (i) the S&P 500 Index; (ii) an Old Peer Group Index comprised of the following marketers, distributors, and or manufacturer of certain chemicals, principally acetone and phenol: Aceto Corporation, Georgia Gulf Corporation, Great Lakes Chemicals Corporation, Hanna M.A. Company, and Methanex Corporation; and (iii) a New Peer Group Index comprised of the following marketers, distributors, and or manufacturer of certain chemicals, principally acetone and phenol: Aceto Corporation, Georgia Gulf Corporation, Methanex Corporation, Hawkins Chemical, Inc., Holland Chemical International NV, and Ellis & Everard PLC. A New Peer Group Index is presented because the businesses of the Old Peer Group has changed as to make it not comparable to that of the Company. Management believes that the New Peer Group is a better representation of the Company's current business.

                    COMPARISON OF CUMULATIVE TOTAL RETURN



                                 [GRAPH]



                                7/24/97    12/31/97    12/31/98    12/31/99
                               --------    --------    --------    --------
JLM Industries, Inc.             100.00      102.50       51.25       33.75
S&P 500 Index                    100.00      103.20      130.73      156.25
Old Peer Group                   100.00      100.11       71.07       76.40
New Peer Group                   100.00      109.74       72.23       92.58

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS:

     The Company's Spanish distributor is Chemical Trading, S.L. ("CTSL"), which is owned 100.0% by Eduardo Delgadillo, a stockholder of the Company. The Company and CTSL have an arrangement pursuant to which the Company pays CTSL's operating expenses. The Company treats the difference between such payments and the amount of commissions and other amounts due to CTSL as a loan. Under such arrangement CTSL was indebted to the Company for approximately $650,000 as of December 31, 1999. As of December 31, 1999, Mr. Delgadillo was the beneficial owner of approximately 1.8% of the Company's outstanding Common Stock.

     In 1997, the Company entered into an agreement for sale and purchase of common stock with the majority stockholder of JLM to purchase for a total purchase price of $500,000 all of the issued and outstanding shares of Phoenix Tank Car Corporation ("Pheonix"), a Connecticut corporation. Under the terms of the agreement, the Company purchased this ownership interest in Phoenix for $500,000, of which $250,000 was offset against advances owed to the Company by JLM's majority stockholder and $250,000 paid by means of a promissory note that matures on June 1, 2002 and bears interest at a rate of 10.0% per annum.

     JLM has loans payable to its majority stockholder of $905,148 at December 31, 1998 and 1999. The loan payable bears interest at the prime rate, which was 7.75% and 8.25% at December 31, 1998 and 1999, respectively, and matures on June 1, 2002. Additionally, the Company has approximately $1,700,000 of miscellaneous receivables owed by the majority stockholder. These items are netted together and included as part of other accounts receivable in the accompanying consolidated balance sheet.

     The Company believes that each of the certain transactions described above were on terms no less favorable to the Company than those which could have been obtained in arm's length transactions with unaffiliated third parties.
However, except as indicated above, the Company did not obtain independent objective information to support its belief in this respect.

                                OTHER MATTERS

STOCKHOLDER PROPOSALS

     The Board of Directors requests that any stockholder proposals intended for presentation at the 2001 Annual Meeting be submitted to Michael J. Molina, Secretary, in writing no later than January 22, 2001, for consideration for Inclusion in the Company's Proxy materials for such meeting.

     The Company's By-laws and Restated Certificate of Incorporation require certain advance notice to the Company of any nominations by stockholders of persons to stand for election as directors at stockholders' meetings. Notice of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     A stockholder's notice with respect to a director nomination must be set forth (i) certain information about the nominee, (ii) the consent of the nominee to serve as a director, if elected, (iii) the name and record address of the nominating stockholder, (iv) the class or series and number of shares of the Company which are beneficially owned by such stockholder, (v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made, (vi) a representation that such stockholder intends to appear in person or by Proxy at the meeting to nominate the persons named and (vii) certain other information.

     The complete provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.